Exhibit 99.2

RECONCILIATION OF EBITDA TO COMPARABLE GAAP MEASURES

IEC ELECTRONICS CORP - CONSOLIDATED

RECONCILIATION OF OPERATING INCOME TO EBITDA

FISCAL YEARS ENDED SEPTEMBER 30, 2011 THROUGH SEPTEMBER 30, 2012

	SEP 30, 2012	SEP 30, 2011

Operating Income	12,191,161	10,388,335

Depreciation & Amortization Expense	4,297,609	3,256,859

Other Income	1,048,738	1,028,224

EBITDA	17,537,508	14,673,419